Exhibit 4
                                                                       ---------


                                                                  EXECUTION COPY

                                VOTING AGREEMENT
                                ----------------

     THIS VOTING AGREEMENT (the "Agreement") dated as of June 18, 2002 is by and between Amplifon (USA), Inc., a Delaware corporation (the "Buyer"), and Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg").

                                    RECITALS
                                    --------

     Buyer and Sonus Corp., a corporation organized under the laws of the Yukon Territory, Canada (the "Seller"), have entered into a Purchase Agreement (as such agreement may be executed and amended from time to time, the "Purchase Agreement"), pursuant to which (and subject to the terms and conditions specified therein) Buyer will acquire, directly or indirectly, all of the subsidiaries and certain of the assets of the Seller.

     As a condition to Buyer's negotiating and entering into the Purchase Agreement, Buyer requires that Warburg enter into, and Warburg has agreed to enter into, this Agreement with Buyer.

                                    AGREEMENT
                                    ---------

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     1. Representations and Warranties of Warburg. Warburg represents and warrants to Buyer as follows:

          (a) Ownership of Stock.

          (1) Warburg is the record holder and beneficial owner of shares of Series A Preferred Shares, Series B Preferred Shares and Warrants to acquire Common Shares of the Seller as is set forth on Schedule I attached hereto (such shares and warrants, together with any shares of capital stock of the Seller acquired of record or beneficially by Warburg in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of convertible securities, purchase, exchange or otherwise, shall constitute the "Stock").

          (2) On the date hereof, the Stock set forth on Schedule I hereto constitutes all of the outstanding shares and warrants to acquire shares of the share capital of the Seller owned of record or beneficially by Warburg. Warburg does not have record or beneficial ownership of shares of the share capital of the Seller not set forth on Schedule I hereto.

          (3) Warburg has sole power of disposition with respect to all of the Stock, with no restrictions on such right, subject to applicable federal securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. Warburg has the legal capacity, power and authority to enter into and perform all of Warburg's obligations under this Agreement. The execution, delivery and performance of this Agreement by Warburg will not violate any other agreement to which Warburg is a party or by which Warburg is bound including, without limitation, any trust agreement, voting agreement, shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by Warburg and constitutes a valid and binding agreement of Warburg, enforceable against Warburg in accordance with its terms.

          (c) No Conflicts. (1) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Warburg and the consummation by Warburg of the transactions contemplated hereby and (2) neither the execution and delivery of this Agreement by Warburg nor the consummation by Warburg of the transactions contemplated hereby nor compliance by Warburg with any of the provisions hereof shall (A) conflict with or result in any breach of any agreement or organizational documents applicable to Warburg, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Warburg is a party or by which Warburg or any of Warburg's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Warburg or any of Warburg's properties or assets.

          (d) Liens. The Stock and the certificates or other instruments representing the Stock are now and at all times during the term hereof will be held by Warburg, or by a nominee or custodian for the benefit of Warburg, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

          (e) Acknowledgement. Warburg understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon Warburg's execution and delivery of this Agreement with Buyer.

     2. Certain Covenants of Warburg. Except in accordance with the terms of this Agreement, Warburg covenants and agrees as follows:

          (a) No Solicitation. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date (as defined in the Purchase agreement), Warburg will not, and will not permit any of its partners, employees, representatives, advisors, agents or other intermediaries, to, directly or indirectly, (1) solicit, initiate or encourage any Acquisition Proposal (as defined in the Purchase Agreement),
     (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in furtherance of or in connection with, any Acquisition Proposal, or (3) negotiate, respond to any inquiries or proposals, or otherwise engage in discussions with any Person, concerning any Acquisition Proposal. If Warburg receives any such inquiry or proposal or is involved in connection with an Acquisition Proposal, Warburg shall then promptly inform Buyer in writing of the terms and conditions, if any, of such inquiry, solicitation, negotiation or proposal and the identity of the person making it. Warburg will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Restriction on Transfer, Proxies and Noninterference. Warburg shall not, directly or indirectly: (1) except pursuant to the terms of the Purchase Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), enforce or permit the execution of the provisions of any redemption agreement with the Seller or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stock or any interest therein; (2) grant any proxies or powers of attorney with respect to any Stock, deposit any Stock into a voting trust or enter into a voting agreement with respect to any Stock, except as provided in this Agreement; or (3) take any action that would make any representation or warranty of Warburg contained herein untrue or incorrect or have the effect of preventing or disabling Warburg from performing Warburg's obligations under this Agreement.

          (c) Voting of Stock. At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Seller (the "Meeting"), however called, or in connection with any written consent or resolutions of the shareholders of the Seller, Warburg will appear at the Meeting or otherwise cause the Stock entitled to vote on any matter presented to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Stock to the extent such Stock is entitled to vote or consent, except as otherwise agreed to in writing in advance by the Buyer in its sole discretion, in favor of the transactions contemplated by the Purchase Agreement and any other business combination with Buyer and against the following actions: (1) any Acquisition Proposal or (2) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Purchase Agreement. Warburg agrees that it will not enter into any agreement or understanding with any Person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this
     Section 2(c). Any such vote or consent shall be deemed a consent for purposes of Section 4(m) of the Securities Purchase Agreements, dated as of October 1, 1999 and November 21, 1997, by and between Seller and Warburg.

          (d) Granting of Proxy; Appointment of Proxy. Warburg hereby revokes any and all previous proxies granted with respect to the Stock. Warburg shall, from time to time, within five days after Buyer's request, deliver or cause to be delivered to the Buyer duly executed proxies in favor of Buyer or Buyer's agent or nominee voting in favor of the transactions contemplated by the Purchase Agreement and voting against any action that Warburg has agreed to vote against pursuant to Section 2(c) hereof, together with a certified copy of the directors' resolutions authorizing such proxies, if applicable, and Warburg agrees that it will not revoke any such proxy prior to the termination of this Agreement in accordance with
     Section 6 hereof.

          (e) Escrow Agreement. Warburg agrees to execute and deliver to the Buyer the Escrow Agreement in the form attached as Exhibit F to the Purchase Agreement.

     3. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

     4. Certain Events. This Agreement and the obligations hereunder shall attach to the Stock and shall be binding upon any Person to which legal or beneficial ownership of the Stock shall pass, whether by operation of law or otherwise, including without limitation Warburg's successors and assigns.

     5. Stop Transfer. Warburg shall not request that the Seller or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stock, unless such transfer is made in compliance with this Agreement.

     6. Termination. The obligations set forth in this Agreement will terminate upon termination of the Purchase Agreement in accordance with Section 9.1(a),
(b), (c), (d), (e) or (f) thereof, and shall terminate on October 31, 2002 if the Purchase Agreement is terminated in accordance with Section 9.1(g) thereof.

     7. Miscellaneous.
        -------------

          (a) Entire Agreement; Assignment. This Agreement (1) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (2) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

          (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

          If to Warburg:


                  Warburg Pincus LLC
                  466 Lexington Avenue
                  New York, NY 10017
                  Attention: David Wenstrup
                  Fax: 212 -878-9361
          with a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, NY 10019
                  Attn: Steven J. Gartner, Esq.
                  Fax: 212-728-9222

          If to Buyer:

                  Amplifon (USA), Inc.
                  5000 Cheshire Lane North
                  Plymouth, Minnesota  55446
                  Attn: Jeffrey P. Bilas
                  Fax:  763/268-4323

          with a copy to:

                  Katten Muchin Zavis Rosenman
                  525 West Monroe Street, Suite 1600
                  Chicago, IL 60661-3693
                  Attn: David R. Shevitz
                        Bruce G. Wilson
                  Fax:  312/577-8768
                        312/577-8753


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (d) Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (e) Costs. Each party will be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement or the Purchase Agreement and the transactions contemplated thereby.

     (f) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

     (h) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (i) Severability. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     (j) Definitions; Construction. For purposes of this Agreement:

          (1) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          (2) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (3) In the event of a stock dividend or distribution, or any change in the capital stock of the Seller by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Stock" shall be deemed to refer to and include the Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Stock may be changed or exchanged.

                            [signature page follows]

     IN WITNESS WHEREOF, Buyer and Warburg have caused this Agreement to be duly executed as of the day and year first written above.


                                        AMPLIFON (USA), INC.

                                        By:  /s/ Jeffrey P. Bilas
                                             -----------------------------------
                                        Its: President
                                             -----------------------------------


                                        WARBURG, PINCUS VENTURES, L.P.

                                        By: Warburg, Pincus &  Co., its general
                                            partner

                                        By:  /s/ David J. Wenstrup
                                             -----------------------------------
                                        Its: Partner
                                             -----------------------------------

                                   SCHEDULE I

                                                            Warrants
                                                            --------
                             Series A       Series B       to acquire
                             ---------      ---------      ----------
                             Preferred      Preferred        Common
                             ---------      ---------        ------
      Record Holder            Shares         Shares         Shares
      -------------            ------         ------         ------

Warburg, Pincus Ventures,    2,666,666      2,500,000      2,000,000
L.P.